Exhibit 10.24D

MANUFACTURING AND TECHNOLOGY TRANSFER AGREEMENT

This Manufacturing and Technology Transfer Agreement (this “Agreement”) is effective as of July 1, 2008 (the “Effective Date”), by and between XOMA (US) LLC, a Delaware limited liability company with offices at 2910 Seventh Street, Berkeley, California 94710 (“XOMA”), and Novartis Vaccines and Diagnostics, Inc., a Delaware corporation with offices at 4650 Horton Street, Emeryville, California 94608 (“NVDI”). XOMA and NVDI are sometimes referred to herein individually as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Amended and Restated Research, Development and Commercialization Agreement effective as of the Effective Date (the “Collaboration Agreement”);

WHEREAS, XOMA has substantial expertise in product development and manufacturing of its own and its collaborators’ biopharmaceutical products and, in addition, has invested in biopharmaceutical manufacturing facilities; and

WHEREAS, NVDI desires to engage XOMA to perform technology transfer and other activities with respect to NVDI’s anti-[*] monoclonal antibody, known as [*] and its anti-CD40 monoclonal antibody, known as HCD122, and to manufacture and supply two (2) GLP Batches of [*] and XOMA desires to provide such services to NVDI, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, NVDI and XOMA mutually agree as follows;

ARTICLE 1

DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings set forth in the Collaboration Agreement. As used in this Agreement, he following terms will have the following meanings:

1.1 “[*] Scale” means the 2750 liter nominal volume fermentation bioreactor production scale for the [*] Drug Substance manufacturing process that will result from scale-up work carried out by XOMA as part of the Project.

1.2 “AAA” means the American Arbitration Association or its successor organization.

1.3 “Affiliate” means any person or entity that, directly or indirectly, through one or more intermediaries, owns, is owned by or is under common ownership with, a Party, where “own,” “owned” and “ownership” refer to (a) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (b) the actual ability of an entity, person or group to control and direct the management of the person or entity, whether by contract or otherwise.

1.4 “Batch” means the quantity of [*] Drug Substance that is intended to have a uniform character and quality, within specified limits, and that is produced according to a single manufacturing order during the same cycle of manufacture.

1.5 “Confidential Information” of a Party means all confidential or proprietary information of such Party that the other Party receives or learns under this Agreement. Confidential Information shall include without limitation the manufacturing processes transferred to, used by or improved by XOMA under this Agreement. Confidential Information shall not include any information to the extent that the receiving Party can demonstrate by competent evidence:

1.5.1. is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach of Article 9, generally known or available;

1.5.2. is known by the receiving Party at the time of receiving such information, as shown by written records predating such receipt;

1.5.3. is furnished after the Effective Date to the receiving Party by a Third Party, without breach of and not subject to any obligation of confidentiality; or

1.5.4. is independently developed by the receiving Party without use of or reference to Confidential Information of the other Party, as shown by independent written records contemporaneous with such development.

1.6 “Control,” “Controls” and “Controlled” mean, with respect to a particular item of information or Intellectual Property Right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.7 “CPR” means the CPR Institute for Dispute Resolution or its successor organization.

1.8 “Dedicated Equipment” has the meaning set forth in Section 2.9.1.

1.9 “Delivery” has the meaning set forth in Section 4.2.1.

1.10 “Facility” means XOMA’s appropriate facilities located in Berkeley and Emeryville, California.

1.11 “FDA” means the U.S. Food and Drug Administration or any successor agency.

1.12 “FD&C Act” means the U.S. Food, Drug and Cosmetics Act and applicable regulations and guidances promulgated thereunder, as amended from time to time.

1.13 “FTE” has the meaning set forth in Section 5.1.

1.14 “GLP” means the then current standards for laboratory practice in relation to biologicals, as set forth in the FD&C Act, and such standards of good laboratory practice as are required by the FDA.

1.15 “Governmental Authority” means any supranational, national, regional, state or local regulatory agency, department, bureau, or other governmental entity.

1.16 “Indemnitee” has the meaning set forth in Section 8.3.

1.17 “Indemnitor” has the meaning set forth in Section 8.3.

1.18 “Innovations” means inventions, discoveries, works of authorship, trade secrets and other know-how or developments.

1.19 “Intellectual Property Rights” means Patents, copyrights, trademarks, service marks, trade secrets, mask works and applications for the foregoing, in any country, supra-national organization or territory of the world.

1.20 “[*] Drug Substance” means the anti-[*] monoclonal antibody known as [*] in purified bulk form that has been manufactured and processed to the stage where it meets the Master Production Records and is suitable for further processing to yield Product.

1.21 “Losses” means losses, claims, suits, damages, costs, fees and expenses (including without limitation reasonable attorneys’ fees).

1.22 “Master Production Records” or “MPRs” means the documentation generated by XOMA that collectively defines the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of [*] Drug Substance. The Master Production Records shall also include or incorporate by reference, without limitation, such information as the specifications of raw materials, resins and other consumables to be used in the manufacture of [*] Drug Substance, in process and final [*] Drug Substance sampling standards, equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing and [*] Drug Substance packaging and aliquoting procedures.

1.23 “Monthly Report” means a detailed report which shall set forth the costs for the Services performed during such calendar month.

1.24 “NVDI Indemnitees” means NVDI and its Affiliates and their respective directors, officers, employees and agents.

1.25 “NVDI Innovations” means all Innovations that NVDI either Controls as of the Effective Date or gains Control of independently of activities under this Agreement, including all Intellectual Property Rights in any of the foregoing.

1.26 “NVDI IP” means, to the extent Controlled by NVDI, Intellectual Property Rights claiming or covering NVDI Innovations or NVDI-owned Project Innovations that, in the absence of a license thereunder, would be infringed or misappropriated by XOMA’s performance of its obligations under this Agreement.

1.27 “Patents” means (a) United States issued patents, re-examinations, reissues, renewals, extensions, patent term restorations, and foreign counterparts of each of the foregoing; and (b) pending applications for United States patents and foreign counterparts thereof, whether issued or not.

1.28 “Process” means the process and technology used to manufacture and test [*] Drug Substance under this Agreement.

1.29 “Product” means the finished dosage form of (a) NVDI’s [*] antibody product candidate and/or (b) NVDI’s HCD122 antibody product candidate, as the context requires.

1.30 “Project” means the product development (including preclinical and production related activities, technology transfer and regulatory and clinical oversight) and manufacturing relationship established by this Agreement.

1.31 “Project Innovations” shall mean all Innovations, whether or not patentable, that are conceived in the course and as a result of the Services.

1.32 “Project Team” means a group constituted pursuant to Section 2.4 and comprised of an appropriate number of representatives of each Party with expertise appropriate to the current stage of the Project.

1.33 “Quality Agreement” means that certain Quality Agreement between the Parties dated as of the Effective Date, a copy of which is attached hereto as Appendix B and which is incorporated herein by this reference.

1.34 “Quarterly Invoice” has the meaning set forth in Section 5.2.

1.35 “Regulatory Approval” means all approvals, product and/or establishment licenses, registrations or authorizations of all Regulatory Authorities necessary for the manufacture, use, storage, import, export, transport and sale of a biological product in a jurisdiction.

1.36 “Regulatory Authority” means a supranational, national or local regulatory agency or other governmental entity with the authority to grant a Regulatory Approval.

1.37 “SEC” means the U.S. Securities and Exchange Commission or any successor agency.

1.38 “Services” means those services to be performed by XOMA hereunder pursuant to the Work Plan.

1.39 “Start Date” means, with respect to a scheduled production run, the date on which a cell bank vial is scheduled in the Work Plan to be thawed for such production run, provided that such date shall be adjusted to account for any actual delays in the start of such production run.

1.40 “Third Party” means any person or entity other than the Parties or their respective Affiliates.

1.41 “Third Party Claim” means any Third Party claim, demand, suit, action or proceeding.

1.42 “Waste” means any “hazardous substance” and/or “hazardous material” as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any “hazardous waste” as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including, without limitation, any routine process waste or any by-product arising from any activities conducted pursuant to this Agreement.

1.43 “Work Plan” means the Work Plan attached hereto as Appendix A and incorporated herein by this reference (as such Work Plan may be amended from time to time by mutual written agreement of the Parties).

1.44 “XOMA Indemnitees” means XOMA and its Affiliates and their respective directors, officers, employees and agents.

1.45 “XOMA Innovations” means all Innovations that XOMA either Controls as of the Effective Date or gains Control of independently of activities under this Agreement, including all Intellectual Property Rights in any of the foregoing.

1.46 “XOMA IP” means, to the extent Controlled by XOMA, Intellectual Property Rights claiming or covering XOMA Innovations or XOMA-owned Project Innovations that, in the absence of a license thereunder, would be infringed or misappropriated by the development, manufacture, use or sale of [*] Drug Substance or Product.

ARTICLE 2

OVERVIEW; GOVERNANCE.

2.1 Project; Schedule. XOMA and NVDI are entering into this Agreement with the purpose of having XOMA perform technology transfer and other activities as provided in the Work Plan and produce [*] in compliance with the Master Production Records at [*] Scale for NVDI. Subject to the terms and conditions of this Agreement, XOMA will carry out the Project in accordance with this Agreement and the Work Plan. XOMA will commit to the Project appropriate personnel (including without limitation those with expertise in technical development, manufacturing, operations, quality control, quality assurance and regulatory affairs) and conduct the Services at the Facility. NVDI will commit such of its personnel with appropriate expertise to provide monitoring and, as appropriate, technical consultation for the

Project. XOMA and NVDI recognize the importance of timely execution of the Project, and accordingly each Party will give priority to the Project, assign adequate staffing and other resources and use all diligent, commercially reasonable efforts to maximize the potential of achieving successful completion of the Project (including without limitation timely provision of all deliverables in accordance with the Work Plan), it being understood that the efforts and resources used to date by XOMA satisfy such standard. More specifically:

2.1.1. NVDI and XOMA each will give priority to completion, as promptly as reasonably practicable, of the development and implementation of the Work Plan. NVDI has delivered to XOMA certain materials and information and will deliver to XOMA any further materials and information necessary for XOMA to undertake its responsibilities hereunder, together with relevant details of any hazards and/or characterization relating to the materials delivered or to be delivered by NVDI to be used, and the storage and use of such materials. With this information, XOMA has initiated and will continue the process development efforts.

2.1.2. Upon successful completion of cell banking, process development and preparation for scale-up work, XOMA will produce [*] and in each case according to the Work Plan. For the avoidance of doubt, the GLP batch under production in November of 2008 shall count as one (1) [*]. In connection with the foregoing, XOMA will also conduct related testing and deliver related regulatory documentation to NVDI.

2.2 Work Plan.

2.2.1. Attached hereto as Appendix A is the Work Plan for the technology transfer, manufacturing and other activities as provided therein in accordance with the terms and conditions of this Agreement. The Parties acknowledge that the initial Work Plan attached hereto at the time of execution of this Agreement is a preliminary version included for guidance but not yet fully agreed to by the Parties. The Parties agree to use commercially reasonable efforts to finalize such initial Work Plan within [*] following full execution of this Agreement. For the avoidance of doubt, once such initial Work Plan is agreed, it may be further amended as provided herein.

2.2.2. Each Party agrees to perform its obligations under this Agreement in accordance with the Work Plan and the Quality Agreement. The Project Team members shall review the Work Plan and consult as to its continuing suitability at their meetings pursuant to Section 2.4 and shall propose appropriate revisions thereto. Any such revised Work Plan or amendment or supplement to the Work Plan shall be in writing and shall become effective only upon execution by both Parties.

2.3 Cooperation. Adherence to the schedules set out in the Work Plan is contingent in part on each Party’s reasonably expedient reviews, decisions and approvals of the requisite documents, data and paths, where such review and approval is necessary, it being understood and agreed that, in order to maintain adherence to the schedules set forth in the Work Plan (taking into consideration the custom and practice of the industry as well as XOMA’s standard operating procedures), this may require a prompt response from either NVDI or XOMA following a request from the other Party.

2.4 Project Team. As of the Effective Date, the Parties have formed a Project Team. Each Party may replace or supplement its members on the Project Team and will at all times ensure that its current Project Team members have expertise appropriate to the current stage of the Project. Each Party shall use commercially reasonable efforts to maintain the same Project Team manager throughout the term of this Agreement unless such individual leaves the employ of such Party. The Project Team will be responsible for reviewing progress of the Project under the Work Plan and to discuss and decide on any potential revisions to the Work Plan. The Project Team shall seek to make decisions by consensus. The Project Team shall hold monthly meetings by teleconference or in person unless otherwise agreed by Project Team members. At each such meeting, a representative of XOMA shall be responsible for keeping the minutes of such meeting and for circulating a draft of such minutes thereafter for approval by the attendees.

2.5 Senior Management Oversight and Dispute Resolution. In the event that the Project Team is unable to reach consensus regarding any matter, either Party may, by written notice to the other Party, refer such matter to the CEOs of the Parties (or to their respective senior executive designees) for attempted resolution. If a Party refers any matter to the CEOs of the Parties (or such designees) pursuant to this Section 2.5, then the CEOs of the Parties (or such designees) will attempt in good faith to resolve such matter within [*]. If the matter remains unresolved at the end of such [*] period, the matter may be submitted for resolution pursuant to Section 11.3.

2.6 Master Production Records; Changes to Master Production Records and Work Plan.

2.6.1. NVDI or XOMA may change the Master Production Records or the Work Plan from time to time, with the review and approval of the other Party in advance as to such changes, and such revised MPRs or Work Plan, as the case may be, shall replace the previous MPRs or Work Plan, as applicable, and shall be deemed to be part of this Agreement. The work of each Party hereunder will be performed in a professional and workmanlike manner in accordance with the standards of performance in the industry.

2.6.2. NVDI shall be responsible for any incremental costs incurred by XOMA as a result of any changes to the MPRs or the Work Plan pursuant to Section 2.6.1. If such changes significantly and adversely affect the ability of XOMA to manufacture [*] Drug Substance in compliance with the MPRs or require significant modifications to the Facility in order to permit XOMA to manufacture [*] Drug Substance in accordance with the MPRs, then at XOMA’s election, the Parties will renegotiate the terms of this Agreement so as to permit XOMA to perform its obligations under this Agreement with substantially the same proportional economic benefit for its efforts.

2.7 NVDI Representatives. NVDI shall be allowed to have, at its cost, such number of representatives [*] escorted by XOMA personnel, with reasonable access to the Facility during the manufacture of [*] Drug Substance for the purpose of observing, reporting on, and consulting as to such manufacturing efforts. Prior to receiving such access, NVDI representative(s) will enter into XOMA’s standard form of confidentiality agreement, which will be commercially reasonable and will permit XOMA personnel to disclose information learned to NVDI. XOMA will reasonably cooperate in enabling (e.g., providing necessary training to allow for compliance with XOMA procedures) NVDI representatives to carry out their responsibilities and will make adequate temporary desk space and other reasonable resources available to these representatives during the periods they are working at the Facility.

2.8 Other Manufacturing Relationships. The manufacturing relationship set forth in this Agreement will be non-exclusive.

2.9 Additional Equipment.

2.9.1. Dedicated Equipment Purchases. The Parties acknowledge that certain equipment has been obtained for the Project and do not expect that additional equipment will be needed. In the unlikely event that additional equipment is needed, XOMA shall purchase for delivery to the Facility all equipment that is to be dedicated to the Project, as either set forth in the Work Plan or otherwise approved in writing in advance by NVDI, which approval shall not be unreasonably withheld or delayed (any such additional equipment, the “Dedicated Equipment”). NVDI will reimburse XOMA for the cost of Dedicated Equipment purchases (including, without limitation, reimbursement for the time and efforts of XOMA personnel, and the costs for delivery, installation and qualification) in accordance with the Work Plan or as otherwise approved in writing in advance by NVDI and NVDI will have ownership of the Dedicated Equipment. XOMA will operate and maintain the Dedicated Equipment as per approved procedures once such equipment is commissioned and in operation. NVDI shall be liable for repair of all damage and risk of any loss to Dedicated Equipment unless caused by XOMA’s negligence, willful misconduct or breach of this Agreement. NVDI shall be responsible for any delays to the Work Plan caused in whole or in part by delays in the delivery, testing, qualification or validation of Dedicated Equipment. If any piece of Dedicated Equipment is not or no longer used for the Project or for other NVDI products, then XOMA at its option will either transfer such Dedicated Equipment to NVDI or keep such Dedicated Equipment and reimburse NVDI for the depreciated cost thereof. NVDI will pay any costs of the physical transfer of such Dedicated Equipment to NVDI.

2.9.2. General Equipment Purchases. It may also be necessary to obtain additional equipment of general utility to XOMA for the development or scale-up of the Process or the manufacture of [*] Drug Substance. Upon mutual agreement of the Parties that additional equipment is needed for the Project, XOMA will purchase for its own account and for delivery to the Facility any such additional equipment. XOMA and NVDI will share the cost of purchasing this equipment in a [*] arrangement. However, NVDI’s portion of the purchase cost will be subtracted from future revenues to XOMA for work performed under this Agreement. XOMA will have ownership of such equipment from the date of purchase.

2.10 Handling of Materials; Wastes. At NVDI’s expense, XOMA or a designated Third Party contractor shall handle, label, package, store, transport and dispose of all Wastes generated through performance of the manufacturing and processing activities hereunder in material compliance with all federal, state and local laws, rules, and regulations applicable to such handling, labeling, packaging, storage, transport and disposal. Each Party shall promptly notify the other of any health hazards or potential health hazards of which it is or becomes aware concerning exposure to or handling of the [*] Drug Substance or Wastes.

ARTICLE 3

TECHNOLOGY TRANSFER AND OTHER ACTIVITIES; PRODUCTION.

3.1 Technology Transfer to XOMA. To the extent not already completed, the Parties will complete as quickly as practicable the transfer from NVDI to XOMA of all relevant materials and information related to the Project. NVDI shall be responsible for obtaining all relevant technology, other necessary information and assistance from relevant Third Parties, if needed. Throughout the course of the Project, NVDI will make scientific and technical staff available as necessary and reasonably useful to assist XOMA’s efforts.

3.2 Technology Transfer to NVDI; Manufacture. In accordance with the provisions and timelines in the Work Plan, XOMA will perform technology transfer and other activities as provided therein and manufacturing at [*] and will take such actions and generate such data and documentation as are necessary to meet the MPRs.

ARTICLE 4

TESTING, DELIVERY AND REGULATORY MATTERS.

4.1 Raw Materials Services; In-Process Testing. XOMA has provided and will continue to provide in accordance with the Work Plan the ordering, testing, inventorying and releasing services for raw materials used in the manufacture of [*] Drug Substance under this Agreement and in-process testing for continued manufacture of [*] Drug Substance under this Agreement. XOMA shall obtain raw materials, resins, buffers, consumables and other like materials for manufacture of [*] Drug Substance under this Article 4. XOMA shall not be responsible for delays in the purchase and/or delivery of any such materials that occur outside of the reasonable control of XOMA and despite XOMA using commercially reasonable efforts to avoid such delays. All such materials shall be invoiced to NVDI by XOMA at one hundred percent (100%) of XOMA’s cost.

4.2 Delivery; Risk of Loss; Storage Fees.

4.2.1. On or prior to the applicable date of delivery of [*] Drug Substance to NVDI or its designee, XOMA will deliver such [*] Drug Substance to NVDI or its designee F.O.B. the Facility, along with samples and copies of Batch production records. XOMA will test each Batch of [*] Drug Substance pursuant to the Master Production Records and will include with each Batch of [*] Drug Substance a certificate of analysis confirming that such Batch has been tested according to the MPRs. XOMA shall package for shipment each Batch of [*] Drug Substance in accordance with NVDI’s written instructions, and NVDI shall bear all packaging, shipping and insurance charges. Delivery of [*] Drug Substance by XOMA shall be deemed to have taken place upon the earlier to occur of (i) delivery to a carrier at the Facility or (ii) [*] after release by XOMA (“Delivery”). [Draft note to XOMA: Has this been resolved?] Title and risk of loss shall transfer to NVDI upon Delivery. XOMA shall accept no liability or responsibility and risk associated with the loss of any Batch of [*] Drug Substance once this transfer has occurred. XOMA shall retain representative samples of [*] Drug Substance for record keeping, testing and regulatory purposes, including in accordance with applicable laws, rules and regulations.

XOMA shall bear the risk of loss prior to Delivery, except to the extent such loss is due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God. XOMA shall provide for the storage of any Batch, upon release of such Batch at the Facility in accordance with guidelines to be agreed to by the Parties at the Facility for up to [*]; provided, that any additional storage beyond such [*] period will be charged to NVDI at XOMA’s customary rates. Unless otherwise agreed in writing by the Parties, XOMA shall not be required to store any Batch for more than [*] after release of such Batch pursuant to this Section 4.2; provided that, XOMA will notify NVDI in writing before disposing of any Batch, and shall continue storage of the affected Batch for a reasonable period of time (not to exceed [*]) sufficient to allow NVDI to arrange for alternate disposition of the Batch. NVDI shall pay applicable storage costs for any portion of the Batch remaining. XOMA shall not be required to deliver any Batch to the carrier until the carrier informs XOMA that it has obtained all appropriate approvals and consents of any Governmental Authority necessary for the transportation or shipment of such Batch.

4.2.2. XOMA hereby agrees to obtain and carry general liability insurance with coverage in an amount equal to or greater than the aggregate amount of expected payments under this Agreement. Upon written request, XOMA shall provide NVDI a certificate evidencing such insurance.

4.3 Regulatory Matters. Upon NVDI’s decision to file regulatory documentation for Drug Substance or Product with the FDA or other Regulatory Authorities in accordance with the Collaboration Agreement, and upon NVDI’s request and at NVDI’s expense, XOMA will, in accordance with the applicable regulatory requirements, provide the necessary documentation according to the Work Plan.

ARTICLE 5

PRICES AND PAYMENT.

5.1 Price for Services, Batches and Technology Transfer. In consideration for XOMA’s performance of its obligations under this Agreement and the Work Plan, and subject to the terms and conditions of this Agreement, NVDI shall pay to XOMA an amount equal to the sum of (a) XOMA’s fully burdened costs, measured, where applicable, by its standard full-time equivalent (“FTE”) rates as set forth in the Work Plan for the functions providing the Services plus (b) [*] with respect to Services provided on or after the Effective Date and prior to November 1, 2008, ten percent (10%) or (ii) with respect to Services provided on or after November 1, 2008, twenty percent (20%). The Parties expressly acknowledge that the dollar amounts for expected time and materials set forth in the Work Plan are estimates. NVDI must approve in writing any deviations of [*] or more from either the aggregate amount in the Work Plan for manufacturing Services or the aggregate amount in the Work Plan for technology transfer Services.

5.2 Quarterly Invoices. Upon execution of this Agreement in full, and on a calendar quarterly basis thereafter, XOMA shall send to NVDI an invoice in an amount equal to the sum of (a) (in case of the first invoice only) XOMA’s fees for (i) the work undertaken on or after the

Effective Date through such date of full execution, (ii) the actual costs of materials, other than materials procured under the Original Agreement as such term is defined in the Collaboration Agreement, procured before the Effective Date but used or to be used in connection with the Project after the Effective Date and (iii) the actual costs of materials procured on or after the Effective Date through such date of full execution and (b) (in the case of the first invoice and every invoice thereafter) the projected fees and expenses of XOMA set forth in the Work Plan with respect to the Services to be performed and Batches to be Delivered by XOMA in such quarter as adjusted pursuant to Section 5.7 (each a “Quarterly Invoice”).

5.3 Equipment Reimbursement. NVDI will reimburse XOMA one hundred percent (100%) of the cost of Dedicated Equipment purchased pursuant to Section 2.9.1 after receipt of each invoice and applicable documentation for such costs.

5.4 Third Party Costs. Charges for Third Party raw materials, goods and services directly related to work performed under this Agreement, including the costs of obtaining raw materials, will be reimbursed by NVDI at one hundred percent (100%) of XOMA’s cost.

5.5 [*]

5.6 Agreed Changes. From time to time, either Party may propose certain changes to the Work Plan and/or the Process by which [*] Drug Substance is manufactured and tested under this Agreement. Upon receipt of any such request, the Parties will enter into good faith negotiations regarding the assessment of the implications and costs arising from a change to the Work Plan or Process. Any such changes mutually agreed by the Parties will be set forth in an amendment to the Work Plan attached hereto. No change to the Work Plan and/or the Process will be effective unless and until mutually agreed in such an amendment.

5.7 Monthly Reports and True-Up. Within twenty (20) days from the start of each calendar month starting with the first full month after the execution of this Agreement in full, XOMA shall send to NVDI a Monthly Report for the previous calendar month. The amounts set forth in each Monthly Report shall be compared to the sums paid to XOMA under the then most recent Quarterly Invoice. The sum of any differences between XOMA’s actual costs as reflected in the three most recent Monthly Reports and the amount paid by NVDI under the most recent Quarterly Invoice shall be added to the next Quarterly Invoice.

5.8 Payment. NVDI will pay undisputed amounts due XOMA under this Article 5 within [*] after receipt of each invoice from XOMA; provided, however, that payment pursuant to the first invoice referenced in Section 5.2(a) shall be due within ten (10) days after receipt thereof. All payments to be made under this Agreement shall be made in United States dollars in the United States to a bank account designated by XOMA. All properly invoiced and undisputed amounts not paid within [*] after receipt of the invoice shall accrue interest at a rate equal to the lesser of [*] or the highest interest rate permitted under applicable law.

5.9 Financial Records. XOMA will keep reasonably complete and accurate books and accounts of record in connection with the manufacture and use by it of [*] Drug Substance hereunder in sufficient detail to permit accurate determination of whether XOMA has properly invoiced amounts under this Article 5. Such records shall be maintained for a period of [*] from the end of each year in which sales occurred or expenses were incurred. NVDI, at its expense, through a certified public accountant, shall have the right to access such books and records for the sole purpose of verifying the reports regarding amounts due; such access shall be conducted after reasonable prior notice by NVDI during XOMA’s normal business hours and shall not be more frequent than once during each calendar year. Such accountant shall execute a reasonable confidentiality agreement with XOMA which shall require such accountant not disclose to NVDI or any other party any confidential information of XOMA (subject to customary exclusions) except as necessary to determine amounts properly invoiced under this Agreement. If such accountant determines that XOMA’s error resulted in NVDI paying more than properly due in respect of any Batch or calendar quarter, then XOMA will promptly reimburse such amount.

ARTICLE 6

TECHNOLOGY AND INFORMATION.

6.1 Technology Transfer.

6.1.1. Use of Transferred Technology. NVDI shall be entitled to maintain and use any documents delivered to it by XOMA hereunder within the scope of its license(s) in Section 6.3 for itself, its Affiliates or Third Parties.

6.1.2. Transfer of Process. Upon NVDI’s request and at NVDI’s expense, XOMA will transfer the Process and the Dedicated Equipment (if any) to NVDI in accordance with the Work Plan. If this Agreement is terminated for reason other than NVDI’s uncured material breach prior to XOMA’s Delivery of [*] then upon NVDI’s request and at NVDI’s expense, XOMA will provide any undelivered [*] Drug Substance and cell line materials to NVDI along with Process specific documentation generated up until the date of termination. Without limiting the generality of the foregoing, when transferring the Process and Dedicated Equipment, XOMA shall promptly transfer and/or deliver to NVDI (i) any [*] Drug Substance developed by XOMA, (ii) any raw materials and resins purchased specifically in connection with performance of the Services, (iii) any necessary documentation reasonably related to the Process, (iv) any assays used in connection with the development of the Process, and (v) any master or working cell bank and cell materials related to the [*] Drug Substance, including documentation requested by Novartis QA for release of those cell banks. Furthermore, XOMA shall provide to NVDI all reasonably useful data and information in its possession regarding work performed by it pursuant to this Agreement [*]. For purposes of clarity, in the event of termination of this Agreement for reason other than NVDI’s uncured material breach, it is the intention of the Parties that NVDI be able to recommence the development of the Process itself with as little interruption as reasonably possible, and therefore, that pursuant to this paragraph, NVDI shall have access to and the right to use any and all information, processes, intellectual property and materials developed by XOMA in the course of the Services reasonably required to do so. In connection with such technology transfer, upon reasonable notice, XOMA will permit reasonable access to the Facility during normal business hours to employees of NVDI to learn about the relevant process and technology. Prior to obtaining access, such employees will enter into XOMA’s standard form of confidentiality agreement, which will be commercially reasonable and will permit such employees to disclose information learned to NVDI. While at the Facility such employees shall follow

XOMA’s policies and procedures and shall use commercially reasonable efforts to avoid interrupting or interfering with the work of other XOMA personnel. NVDI will pay XOMA for such technology transfer work as provided in Sections 5.1, 5.3 and 5.4. If reasonably requested by NVDI, XOMA personnel will visit Novartis facilities to consult and advise on technology transfer matters at NVDI’s expense at XOMA’s applicable FTE rates.

6.2 Information.

6.2.1. Access. NVDI shall have reasonable access during normal business hours to copies of Batch records and any other documentation relating to manufacture of [*] Drug Substance by XOMA under this Agreement and shall be free, subject to Article 9, to copy and use such documentation as reasonably required for any normal regulatory or business use relating to [*] Drug Substance or Product.

6.2.2. Regulatory Authorities. If XOMA receives notice of any visit or inspection by any Regulatory Authority of any part of the Facility solely engaged in the manufacture of [*] Drug Substance or otherwise relating solely to the manufacture of [*] Drug Substance, XOMA will promptly notify NVDI of such visit or inspection and will permit an employee of NVDI to be present and participate in such visit or inspection. XOMA shall provide to NVDI a copy of any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, and any written communications received from any Regulatory Authority, or sent to any Regulatory Authority by XOMA, relating to [*] Drug Substance or the production of [*] Drug Substance, as soon as practicable and in any event within [*] after receipt and will to the extent practicable consult with NVDI concerning the response to each such communication. Any additional costs incurred by XOMA as a result of such visit or inspection shall be charged to NVDI at XOMA’s applicable FTE rates.

6.3 Licenses.

6.3.1. Development and Manufacturing License to XOMA. Subject to the terms and conditions of this Agreement, NVDI hereby grants to XOMA a non-exclusive, royalty-free, paid-up, non-transferable (except pursuant to Section 11.7), non-sublicensable license under all NVDI IP to practice NVDI Innovations and NVDI-owned Project Innovations solely to the extent necessary or useful for performance of XOMA’s obligations under this Agreement.

6.3.2. Project Innovations License to XOMA. Subject to the terms and conditions of this Agreement, NVDI hereby grants to XOMA a non-exclusive, royalty-free, paid-up, non-transferable (except pursuant to Section 11.7), non-sublicensable license under NVDI IP to practice NVDI-owned Project Innovations at the Facility solely for the purpose of manufacturing products that do not contain any [*] Drug Substance.

6.3.3. XOMA Innovations License to NVDI. Subject to the terms and conditions of this Agreement, XOMA hereby grants to NVDI a non-exclusive, worldwide, royalty-free, paid-up, non-transferable (except pursuant to Section 11.7), non-sublicensable license under XOMA IP to practice XOMA Innovations and XOMA-owned Project Innovations solely to the extent necessary to make, have made, use, import, offer for sale, sell and have sold [*] Drug Substance or Product.

6.4 Ownership of Innovations and Intellectual Property.

6.4.1. NVDI Innovations. Subject only to the licenses in Section 6.3, NVDI shall retain all right, title and interest in and to all NVDI Innovations.

6.4.2. XOMA Innovations. Subject only to the licenses in Section 6.3, XOMA shall retain all right, title and interest in and to all XOMA Innovations.

6.4.3. Project Innovations.

(a) Inventorship of discoveries or inventions included within Project Innovations and authorship of works of authorship included within Project Innovations shall be determined in accordance with the patent and copyright laws of the United States of America, respectively.

(b) Without further payment to XOMA, NVDI shall own all right, title and interest in and to all Project Innovations in and to [*] Drug Substance or Product (other than Intellectual Property Rights in those methods and processes generally applied to the scale-up, development and/or manufacturing of immunoglobulins, the ownership of which shall follow inventorship determined pursuant to Section 6.4.3(a) above, whether made, conceived, reduced to practice, authored, or otherwise generated or developed solely by XOMA personnel, solely by NVDI personnel, or jointly by XOMA and NVDI personnel, and all Intellectual Property Rights arising therefrom. XOMA will provide to NVDI a non-exclusive license to use all Project Innovations owned by XOMA and Intellectual Property Rights arising therefrom for the purpose of manufacturing [*] Drug Substance or Product.

6.5 Patenting of Project Innovations. NVDI will have first right, but not the obligation, to control the preparation, filing and prosecution of Patents claiming Project Innovations, other than those owned solely by XOMA, and of maintenance of Patents issuing thereon. XOMA shall reasonably cooperate with NVDI at NVDI’s cost and shall provide to NVDI whatever assignments and other documents that may be needed in connection therewith. NVDI will be fully responsible for the costs and expenses of such actions.

6.6 Infringement of Patents.

6.6.1. Each Party shall promptly notify the other Party of any infringement, misappropriation or other unauthorized use of an Intellectual Property Right licensed under this Agreement in the field of the development, manufacture, use and/or sale of [*] Drug Substance or Product that comes to such Party’s attention. The notice shall set forth the facts of such infringement, misappropriation or use in reasonable detail.

6.6.2. NVDI shall have the sole right, but not the obligation, to institute, prosecute, and control, at its expense, any action or proceeding against the Third Party infringer of a Patent claiming a Project Innovation other than those owned solely by XOMA. If NVDI institutes an action against such infringer, XOMA will give NVDI, at NVDI’s expense, reasonable assistance and authority to control, file, and prosecute the suit as necessary at NVDI’s expense. NVDI shall retain any damages or other monetary awards that it recovers in pursuing any action under this Section 6.6.2.

6.6.3. XOMA shall have the sole right, but not the obligation, to institute, prosecute, and control, at its expense, any action or proceeding against a Third Party infringer of a Patent claiming a Project Innovation owned solely by XOMA. If XOMA institutes an action against such infringer, NVDI will give XOMA, at XOMA’s expense, reasonable assistance in connection therewith. XOMA shall retain any damages or other monetary awards that it recovers in pursuing any action under this Section 6.6.3, except that any portion of such damages or awards that are attributable to lost sales, lost profits or a reasonable royalty with respect to [*] Drug Substance or Product shall belong to NVDI.

6.6.4. Each Party has the sole right to enforce any Intellectual Property Rights owned solely by such Party.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

7.1 [*] Drug Substance Warranties and Remedy. XOMA warrants that for each Batch of [*] Drug Substance delivered pursuant to Section 4.2: (i) each Batch was manufactured and analyzed in conformance with the Master Production Records; and (ii) XOMA will provide title to such Batch to NVDI free and clear of any encumbrances. NVDI’s sole remedies and XOMA’s entire liability with respect to this warranty are set forth in Sections 8.2 and 8.6. The warranties in this Section 7.1 are the only warranties made by XOMA with respect to Batches delivered under this Agreement and may only be modified or amended by a written instrument signed by a duly authorized officer of XOMA and accepted by NVDI.

7.2 General Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

7.2.1. Existence and Power. It is a corporation (in the case of NVDI) or a limited liability company (in the case of XOMA) duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated or organized, as applicable, and has full corporate or company power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated to be conducted in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

7.2.2. Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate or company power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate or company action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

7.2.3. Title. As of the Effective Date, it has sufficient legal and/or beneficial title under its Intellectual Property Rights necessary to perform activities contemplated under this Agreement and to grant the licenses that it is obligated to grant under this Agreement.

7.3 Disclaimer. THE REPRESENTATIONS AND WARRANTIES IN SECTION 7.1 AND 7.2 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, CUSTOM OR TRADE.

ARTICLE 8

INDEMNIFICATION; LIMITATION OF LIABILITY.

8.1 NVDI Indemnity. NVDI will indemnify, hold harmless and defend the XOMA Indemnitees from and against any and all Losses resulting from any Third Party Claim, to the extent arising out of (a) any breach of NVDI’s representations, warranties, covenants or other obligations under this Agreement, the Collaboration Agreement or the Quality Agreement; (b) the use (including, without limitation, in human clinical trials), further manufacture or modification, transport, storage, handling, possession, distribution, marketing, or disposal of the [*] Drug Substance after delivery by XOMA; (c) any infringement or misappropriation of Third Party Intellectual Property Rights; or (d) any willful misconduct by any NVDI Indemnitee with respect to NVDI’s activities under this Agreement.

8.2 XOMA Indemnity. XOMA agrees to indemnify, hold harmless and defend the NVDI Indemnitees from and against any and all Losses resulting from any Third Party Claim to the extent arising out of (a) any breach of XOMA’s representations, warranties, covenants or other obligations under this Agreement, the Collaboration Agreement or the Quality Agreement; (b) XOMA’s transportation, storage, use, handling or disposal of hazardous materials used in or generated by XOMA’s activities under this Agreement (excluding the [*] Drug Substance); (c) any personal injury arising from performance of this Agreement by XOMA; or (d) any willful misconduct by any XOMA Indemnitee with respect to XOMA’s activities under this Agreement.

8.3 Procedure. A Party that intends to claim indemnification under this Article 8 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding. The indemnity obligations under this Article 8 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8 solely to the extent of such prejudice, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 8. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding that imposes any obligation or burden on the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitee, its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any claim, demand, action or other proceeding covered by this Article 8.

8.4 Separate Defenses. If the Parties cannot agree as to the application of Sections 8.1 and 8.2 to a particular Loss or Third Party Claim, the Parties may conduct separate defenses of the relevant Third Party Claim. Each Party further reserves the right to claim indemnity from the other Party in accordance with Sections 8.1 and 8.2 upon resolution of the underlying Third Party Claim, notwithstanding the provisions of Section 8.3 requiring the indemnified Party to tender to the indemnifying Party the ability to defend such Third Party Claim.

8.5 Expenses. Neither Party shall be required to pay over to the other Party amounts called for under this Article 8 until the resolution of the Third Party Claim from which the right to such payment arose, except that litigation costs, fees, and expenses will be paid in arrears on a calendar quarterly basis, subject to reimbursement upon the agreement of the Parties or a final determination by a court of competent jurisdiction that the indemnity under this Article 8 did not apply to the Third Party Claim giving rise to such costs, fees and expenses.

8.6 Limitation of Liability.

8.6.1. IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE, OR OTHER INDIRECT DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT FOR A WILLFUL FAILURE BY A PARTY OR ITS SUCCESSOR TO PERFORM IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION FOLLOWING A CHANGE IN CONTROL OF SUCH PARTY.

8.6.2. THE LIMITATIONS OF LIABILITY IN SECTION 8.6.1 ARE INTENDED TO LIMIT THE LIABILITY OF THE APPLICABLE PARTY OR PARTIES AND SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR WARRANTY. THE PARTIES HERETO ACKNOWLEDGE THAT THE TERMS OF THIS SECTION 8.6 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS OF LIABILITY. THE LIMITATIONS OF LIABILITY OF THIS SECTION 8.6 SHALL NOT APPLY TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

8.6.3. Without limiting the foregoing, the Parties acknowledge the risks inherent in biologics manufacturing, and XOMA expressly disclaims responsibility or liability for such inherent risks. Notwithstanding any other provisions of this Agreement to the contrary, NVDI hereby assumes all liability for failed production lots, except to the extent that, as supported by a subsequent failed lot investigation, it is finally determined that the failure was a direct result of XOMA’s gross negligence or willful misconduct in its performance of the production run yielding such failed production lot.

ARTICLE 9

CONFIDENTIALITY.

9.1 Confidential Information; Exceptions. Each Party will, and will use commercially reasonable efforts to ensure that its employees will: (a) maintain all Confidential Information of the other Party in trust and confidence; (b) not disclose any Confidential Information of the other Party to any Third Party (except that a Party may disclose such Confidential Information to those of its employees, agents, independent contractors, Affiliates, or sublicensees who require such information in order to perform under this Agreement and who are subject to binding obligations of confidentiality and limited use at least as restrictive as those of this Article 9); (c) not disclose or use any Confidential Information of the other Party for any purposes other than those necessary or permitted for performance under this Agreement; (d) not use any Confidential Information of the other Party for any purpose or in any manner that would constitute a violation of any applicable governmental laws, rules, regulations, or orders, including without limitation the export control laws of the United States; and (e) not reproduce any Confidential Information of the other Party in any form except as required to perform in accordance with this Agreement. Each Party will use at least the same standard of care as it uses to protect its own Confidential Information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of the other Party, but in any event each Party will use no less than commercially reasonable care to achieve such objectives. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

The Parties agree that the material financial, commercial, scientific and technical terms of the Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms to bona fide potential corporate partners, potential investors or merger or acquisition partners, and to commercial lenders, financial underwriters, investment bankers and legal and financial advisors, provided that all such disclosures shall be made only to such Parties under commercially reasonable obligations of confidentiality no less protective than the obligations set forth in this Article 9.

9.2 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

9.2.1. to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the receiving Party shall first have given prompt notice to the other Party hereto as soon as reasonably practicable to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate, at the other Party’s expense, in such efforts by the other Party;

9.2.2. to the extent and to the persons and entities required by rules of the National Association of Securities Dealers;

9.2.3. as necessary to file or prosecute patent applications relating to Project Innovations, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary;

9.2.4. to permitted sublicensees, successors and assigns under this Agreement;

9.2.5. in the case of NVDI, to Regulatory Authorities, for the purpose of obtaining Regulatory Approval for Product and to Third Parties for the purpose of contract manufacturing of Product; and

9.2.6. to identified Third Parties with the prior, express, specific, written permission of the disclosing Party.

9.3 Publicity. Neither Party will issue any publicity release or announcement containing information about this Agreement without the advance written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law, in which case the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement to the extent practicable.

9.4 Requests for Confidential Treatment. The Parties acknowledge that the rules and regulations promulgated by the SEC may require that a Party disclose the non-confidential material terms of this Agreement and file a copy hereof with the SEC. The Parties will use commercially reasonable efforts to secure confidential treatment under applicable laws, rules and regulations for financial, commercial and scientific and technical terms that are trade secrets of either Party, will agree, prior to submission to the SEC of a confidential treatment request (without delaying the timeliness of such submission), upon the terms for which each Party will seek confidential treatment, and will coordinate in good faith with respect to any such requests and any responses to any SEC comments on or responses to such requests, provided, however, that after using such efforts each Party will be free to make disclosures that it reasonably believes, based on the advice of outside counsel, are required by applicable law, rule or regulation or that the SEC will otherwise require.

9.5 Return of Confidential Information. Upon any expiration or termination of this Agreement, each Party will, upon request of the other Party, use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return or destroy all Confidential Information of the other Party and all copies, summaries, compilations, extracts or other derivatives thereof, except to the extent such Confidential Information is necessary to exercise any license or other right surviving termination of this Agreement. Additionally, each Party will be allowed to keep one archival copy, or a required quantity, of any Confidential Information of the other Party for record keeping purposes only or as required by applicable law, rule or regulation.

9.6 Injunctive Relief. The Parties expressly acknowledge and agree that any breach or threatened breach of this Article 9 may cause immediate and irreparable harm to the Party whose Confidential Information is at issue, which harm may not be adequately compensated by damages. Each Party therefore agrees that in the event of such breach or threatened breach and in addition to any remedies available at law, the Party whose Confidential Information is at issue shall have the right to seek equitable and injunctive relief, without bond, in connection with such a breach or threatened breach.

9.7 Survival. The terms of this Article 9 shall survive for [*].

9.8 Collaboration Agreement. For the avoidance of doubt, all Confidential Information of NVDI received by XOMA after full execution of this Agreement will be deemed governed by the provisions of this Article 9 as opposed to Article 6 of the Collaboration Agreement.

ARTICLE 10

TERM AND TERMINATION.

10.1 Term. The initial term of this Agreement will commence on the Effective Date and unless sooner terminated under Sections 10.2 or 10.3 shall expire upon the second anniversary thereof.

10.2 Termination by Either Party for Breach. If a Party materially breaches this Agreement, and (i) such breach is of a payment obligation hereunder, then the other Party may terminate this Agreement upon [*] prior written notice to the first Party specifying such breach if the breaching Party fails to cure the breach within such [*], (ii) such breach is of an obligation hereunder other than a payment obligation and is reasonably curable within [*], then the other Party may terminate this Agreement upon [*] prior written notice to the first Party specifying such breach if the breaching Party fails to cure the breach within such [*], or (iii) such breach is of an obligation hereunder other than a payment obligation and is not reasonably curable within [*], the other Party may give the breaching Party written notice specifying such breach and may then terminate this Agreement upon an additional [*] written notice if the breaching Party either fails to provide by the end of the initial [*] period a reasonable written plan to cure such breach as promptly as reasonably practicable or fails to carry out such plan diligently and cure such breach.

10.3 Termination by NVDI. NVDI may terminate this Agreement [*].

If NVDI terminates this Agreement pursuant to this Section 10.3, NVDI will reimburse XOMA within [*] of termination of this Agreement for all appropriate costs under this Agreement (as set forth in Article 5) incurred by XOMA to the date of notice of termination by NVDI for Services performed and for commitments made in accordance with this Agreement that cannot be canceled, for resources that cannot be reallocated, and for all other costs that

XOMA incurs in transferring the technology to NVDI at NVDI’s request pursuant to Section 6.1.2. For the avoidance of doubt and without limiting the foregoing, XOMA’s reimbursable costs referred to in the immediately preceding sentence of this Section 10.3 shall include, without limitation, its fully burdened costs of completing the [*] run. Except as set forth above in this Section 10.3, XOMA shall refund to NVDI within [*] of termination of this Agreement, any prepaid amounts (including, without limitation, any or all of the amount paid under the most recent Quarterly Invoice) not earned by XOMA prior to the date of such termination.

10.4 Surviving Obligations. Termination or expiration of this Agreement shall not affect any rights or obligations of either Party which may have accrued up to the effective date of such termination or expiration. The provisions of Sections 5.8, 5.9, 6.1, 6.2.2, 6.3.2, 6.3.3, 6.4, 6.5, 6.6.2, 6.6.3, 6.6.4, 10.3 and 10.4 and Articles 1, 7, 8, 9 and 11 shall survive the termination or expiration of this Agreement.

ARTICLE 11

MISCELLANEOUS.

11.1 Notice. All notices hereunder shall be in writing and shall be deemed given upon (a) personal delivery, (b) facsimile transmission with electronic confirmation of transmission, if sent during the recipient’s normal business hours, or otherwise on the recipient’s next normal business day, (c) receipt after delivery by nationally-recognized bonded courier when sent for next business day delivery, or (d) receipt after sending by certified or registered mail, postage prepaid and return receipt requested personally, to the following addresses or fax numbers of the respective Parties:

If to XOMA:

XOMA (US) LLC

2910 Seventh Street

Berkeley, California 94710

Attention: Legal Department

Fax No.: (510) 649-7571

If to NVDI:

Novartis Vaccines and Diagnostics, Inc.

4650 Horton Street

Emeryville, CA 94608

Attention: Company Secretary

Telephone: (510) 655-8730

Fax No.: (510) 654-5366

A Party may change its address or fax number for notice by giving notice under this Section 11.1.

11.2 Use of Names. Neither Party shall use the name, trade name, trademark, or other designation of the other Party (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activities. Under no circumstances shall either Party state or imply in any promotional material, publication or other published announcement that the other Party has tested or approved any product.

11.3 Formal Dispute Resolution.

11.3.1. Mediation. Solely with respect to any dispute between the Parties (other than any dispute which arises out of or relates to validity, enforceability, infringement and/or misappropriation of any Intellectual Property Rights), the Parties shall negotiate in good faith and use reasonable efforts to resolve any such dispute. In the event that the Parties do not fully resolve any such dispute within [*] then either Party may declare an impasse and initiate mediation administered by the CPR in accordance with its mediation procedure. The mediation proceeding shall be conducted at the location of the Party not originally requesting the resolution of the dispute. The Parties agree that they shall share equally the cost of the mediation filing and hearing fees and the cost of the mediator. Each Party must bear its own attorney’s fees and associated costs and expenses. For the avoidance of doubt, nothing in connection with such mediation shall be binding on either Party, except for the provisions regarding sharing of costs set forth in this Section 11.3.1.

11.3.2. Arbitration. For disputes not resolved pursuant to Section 11.3.1 within the time period provided, except (a) disputes relating to intellectual property owned in whole or in part by XOMA or NVDI, or (b) claims for equitable relief, upon [*] written notice, either Party may initiate arbitration by giving notice to that effect to the other Party and by filing the notice with the AAA in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in California in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the Parties, by a panel of three (3) neutral arbitrators, who shall be selected by the Parties using the procedures for arbitrator selection of the AAA.

(a) The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 11.3.2 shall be construed, and the legal relations among the Parties shall be determined in accordance with, the substantive laws of California.

(b) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within [*] after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the Parties, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 11.4.

(c) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of patent rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 11.3.2 shall be instituted.

(d) All expenses of any arbitration pursuant to this Section 11.3.2, including fees and expenses of the Parties’ attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing Party.

(e) For the purposes of this Section 11.3.2, the Parties agree to accept the jurisdiction of the federal courts located in the Northern District of California for the purposes of enforcing the agreements reflected in this Section 11.3.2

11.3.3. Intellectual Property Disputes. The Parties will submit any dispute arising out of or relating to the validity, enforceability, infringement and/or misappropriation of any Intellectual Property Right that has not been resolved pursuant to Section 2.5 to a court of competent jurisdiction.

11.4 Jurisdiction and Governing Law. For any disputes not subject to arbitration or resolved by mediation, California law (excluding conflict of laws principles) governs and the Parties are free to institute litigation or seek any other remedy available to them. For the purposes of any litigation instituted by the parties under this Article 11, the Parties accept the jurisdiction of the state courts geographically located in the Northern District of California or the federal courts within the Northern District of California.

11.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that NVDI, as a licensee under Section 6.3.3 and a transferee under Sections 6.1 and 6.4.3 of such Intellectual Property Rights under this Agreement, and XOMA, as a licensee under Section 6.3.2, each shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property as to which it is a licensee or transferee and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the first Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of the first Party upon written request therefor by the other Party.

11.6 Waiver. The failure on the part of NVDI or XOMA to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

11.7 Assignment; Binding Effect. Neither Party will assign its rights or duties under this Agreement to another without the prior express written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to (a) its Affiliates, or (b) a successor by merger, acquisition, or sale of all or substantially all of such Party’s business assets in the field to which this Agreement relates, without the other Party’s consent, provided that such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement.

Any purported assignment not in compliance with this Section 11.7 shall be void. This Agreement shall be binding upon each Party’s successors and permitted assignees.

11.8 Independent Parties. Neither Party is an employee or a legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

11.9 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay and uses and continues to use commercially reasonable efforts to overcome such delay.

11.10 Severability. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, it shall be severed from this Agreement, and the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

11.11 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California and/or the United States of America which are applicable to contracts negotiated, executed and performed within the State of California in the United States of America. In addition, the Parties agree to comply with all applicable laws, rules and regulations of the State of California and the United States of America, including all export and import laws, and to do nothing to cause XOMA or NVDI to violate any such laws, rules and/or regulations.

11.12 Entire Agreement; Modification. This Agreement, including all Appendices referenced herein (including, without limitation, the Quality Agreement), constitutes the entire agreement and understanding of the Parties and supersedes any prior agreements or understandings relating to the subject matter hereof. Any modification of this Agreement shall be effective only to the extent it is reduced to writing and signed by both Parties.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.

NOVARTIS VACCINES AND DIAGNOSTICS, INC.		XOMA (US) LLC

By:		By:
	Name:		Name: Robert S. Tenerowicz
	Title:		Title: Vice President, Operations

Appendix A

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Appendix B

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